Contact: Robert Steen
                 334-636-5424

UNITED SECURITY BANCSHARES, INC. REPORTS
THIRD QUARTER RESULTS

THOMASVILLE, Ala. (November 3, 2009) -- United Security Bancshares, Inc. (Nasdaq: USBI) today reported net income of $1.0 million, or $0.17 per diluted share, for the third quarter ended September 30, 2009, compared with $1.4 million, or $0.23 per diluted share, for the same period of 2008.

“We are pleased to report that United Security maintained its solid profitability in the third quarter despite the weak economy,” stated R. Terry Phillips, President and Chief Executive Officer of United Security Bancshares, Inc.  “We remain focused on improving our operating results but expect that the continuation of soft real estate markets and higher unemployment in our core markets will result in lower loan demand and will put additional pressure on our loan quality metrics.”

“United Security and First United Security Bank continue to be rated as ‘well-capitalized,’ the highest regulatory rating.  We believe that our strong capital base provides us with an important buffer to the soft economy.  We remain diligent in monitoring our loan quality metrics and working through our non-performing assets to minimize future losses and to protect our capital base,” continued Mr. Phillips.

Third Quarter Results

United Security’s net income was down from 2008 due to lower net interest income, lower non-interest income and higher non-interest expenses.  Net interest income was reduced by lower loan demand and lower interest rates.  Non-interest expenses were up from 2008 due to higher costs for FDIC insurance premiums and increased expenses for other real estate owned (OREO).

Interest income totaled $11.8 million in the third quarter of 2009, compared with $12.8 million in the third quarter of 2008.  The decrease in interest income was due to a decline in yield and a change in the mix of earning assets.

Interest expense declined 17.5% to $3.3 million in the third quarter of 2009, compared with $4.0 million in the third quarter of 2008. The decline in interest expense was due primarily to lower rates, offset partially by an increase in interest-bearing liabilities.  Average deposits increased 3.1% to $499.3 million, compared with $484.1 million in the third quarter of 2008.

Net interest income decreased 3.8% to $8.5 million in the third quarter of 2009, compared with $8.8 million in the third quarter of the prior year.  Net interest margin was 5.46% in the third quarter of 2009, compared with 5.91% in the third quarter of 2008.  The decline in net interest income was due to a decrease in average loans, combined with the decline in net interest margin.

“Our net interest margin has been under pressure due to our asset yields declining at a faster rate than our funding costs since last year,” noted Mr. Phillips.  “The overall decline in our loans has also resulted in our excess liquidity being invested in short-term investments that have a much lower yield than our loan portfolio. In addition, the increase in non-accrual loans since last year has reduced our interest income, further affecting our margin.”

Provision for loan losses was $1.5 million in the third quarter of 2009, or 1.5% annualized of average loans, compared with $1.9 million, or 1.9% annualized of average loans, in the third quarter of 2008.  Net interest income after provision for loan losses rose to $7.0 million in the third quarter of 2009, compared with $6.9 million in the third quarter of 2008.

“Our provision for loan losses was up slightly from the second quarter of 2009, reflecting an increase in our non-performing loans,” stated Mr. Phillips.   “We have experienced an increase in our non-performing loans since last year as a result of the soft economy.  We remain focused on working through our non-performing loans and foreclosed real estate to improve our credit quality and to improve our future earnings potential.”

Total non-interest income decreased 21.7% to $1.2 million in the third quarter of 2009, compared with $1.5 million in the third quarter of the prior year.  The decline in non-interest income was due to lower service charges, credit life insurance income and other income.

Non-interest expense increased 8.5% to $7.0 million in the third quarter of 2009, compared with $6.4 million in the third quarter of 2008.  Salary and employee benefit costs were up 8% to $3.5 million due, in part, to higher health insurance costs.  Other expenses rose 14.8% to $2.6 million due to higher FDIC insurance premiums and costs related to OREO, offset partially by lower legal expenses compared with the third quarter of 2008.

Nine Month Results

For the first nine months of 2009, net income increased 8.0% to $5.2 million, or $0.86 per diluted share, compared with $4.8 million, or $0.79 per diluted share, for the first nine months of 2008.  The 2009 results include $2.7 million, or $0.30 per share, of non-interest income related to the settlement of a lawsuit.

For the 2009 nine-month period, net interest income declined 3.6% to $25.4 million, compared with $26.4 million for the same period last year.  The decrease in net interest income was due primarily to a decline in interest earned on loans related to lower volume and yields.

Provision for loan losses declined to $4.9 million in the first nine months of 2009, or 1.5% annualized of average loans, compared with $5.5 million, or 1.7% annualized of average loans, for the same period in 2008.

Non-interest income rose 40.2% to $6.4 million for the first nine months of 2009, compared with $4.6 million for the same period in 2008.  The increase in non-interest income resulted primarily from proceeds of $2.7 million from the settlement of a lawsuit.

Non-interest expense was up 6.0% for the first nine months of 2009 to $19.6 million, compared with $18.5 million in the same period of 2008.  The increase was due to higher salary and benefits, FDIC insurance and assessment costs, offset partially by lower legal expenses.

Shareholders’ equity totaled $82.7 million, or book value of $13.75 per share, at the end of the third quarter  of 2009.  Return on average assets for the first nine months of 2009 was 1.01%, and return on average equity was 8.64%.  Regular dividends were $0.11 per share in the third quarter of 2009.

About United Security Bancshares, Inc.
United Security Bancshares, Inc. is a bank holding company that operates nineteen banking offices in Alabama through First United Security Bank.  In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the bank’s and ALC’s consumer loan customers.  The Company’s stock is traded on the Nasdaq Capital Market under the symbol “USBI.”

Forward-Looking Statements
This press release contains forward-looking statements as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. USBI undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, USBI, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of USBI’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by USBI with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USBI or its senior management should be considered in light of those factors. With respect to the adequacy of the allowance for loan losses for USBI, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values.  There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands, Except Per Share Data)

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS

Cash and Due from Banks	$11,641	$13,246
Interest-Bearing Deposits in Banks	128	126
Total Cash and Cash Equivalents	11,769	13,372
Federal Funds Sold	19,875	1,105
Investment Securities Available-for-Sale, at fair market value	192,852	184,213
Investment Securities Held-to-Maturity, at cost	1,250	0
Federal Home Loan Bank Stock, at cost	5,700	5,236
Loans, net of allowance for loan losses of $7,992 and $8,532, respectively	397,746	399,483
Premises and Equipment, net	17,542	17,495
Cash Surrender Value of Bank-Owned Life Insurance	12,039	11,724
Accrued Interest Receivable	4,608	4,843
Goodwill	4,098	4,098
Investment in Limited Partnerships	1,879	1,993
Other Assets	25,868	24,440
Total Assets	$695,226	$668,002

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$500,014	$485,117
Accrued Interest Expense	3,037	3,402
Short-Term Borrowings	718	2,294
Long-Term Debt	100,000	90,000
Other Liabilities	8,709	8,525
Total Liabilities	612,478	589,338
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, par value $0.01 per share, 10,000,000 shares
authorized; 7,317,560 shares issued; 6,017,649 and 6,018,154 shares outstanding, respectively	73	73
Surplus	9,233	9,233
Accumulated Other Comprehensive Income, net of tax	4,356	2,476
Retained Earnings	90,211	87,999
Less Treasury Stock: 1,299,911 and 1,299,406 shares at cost, respectively	(21,125)	(21,117)

Total Shareholders’ Equity	82,748	78,664

Total Liabilities and Shareholders’ Equity	$695,226	$668,002

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

INTEREST INCOME:
Interest and Fees on Loans	$9,661	$10,535	$29,150	$32,860
Interest on Investment Securities	2,143	2,299	6,568	6,541
Total Interest Income	11,804	12,834	35,718	39,401

INTEREST EXPENSE:
Interest on Deposits	2,338	3,047	7,515	10,174
Interest on Borrowings	952	941	2,793	2,867
Total Interest Expense	3,290	3,988	10,308	13,041

NET INTEREST INCOME	8,514	8,846	25,410	26,360

PROVISION FOR LOAN LOSSES	1,489	1,927	4,857	5,467

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	7,025	6,919	20,553	20,893

NON-INTEREST INCOME:
Service and Other Charges on Deposit Accounts	758	842	2,150	2,448
Credit Life Insurance Income	231	295	646	554
Other Income	218	404	3,615	1,572
Total Non-Interest Income	1,207	1,541	6,411	4,574

NON-INTEREST EXPENSE:
Salaries and Employee Benefits	3,538	3,276	10,175	9,641
Occupancy Expense	498	503	1,412	1,403
Furniture and Equipment Expense	316	361	926	1,064
Other Expense	2,598	2,263	7,117	6,414
Total Non-Interest Expense	6,950	6,403	19,630	18,522

INCOME BEFORE INCOME TAXES	1,282	2,057	7,334	6,945

PROVISION FOR INCOME TAXES	255	655	2,166	2,159

NET INCOME	$1,027	$1,402	$5,168	$4,786

BASIC AND DILUTED NET INCOME
PER SHARE	$0.17	$0.23	$0.86	$0.79

DIVIDENDS PER SHARE	$0.11	$0.27	$0.49	$0.81